NOTICE OF A SPECIAL GENERAL MEETING OF SHAREHOLDERS

of

NANO DIMENSION LTD.

On January 22, 2023, Murchinson Ltd. (“Murchinson”) and certain funds it advises and/or sub-advises listed below (the “Funds” and, together with Murchinson, the “Proposing Shareholders” or “we”), requested the board of directors (the “Board of Directors” or the “Board”) of Nano Dimension Ltd., a corporation incorporated under the laws of Israel (the “Company”), to convene a special general meeting of the shareholders of the Company (including any adjournments, postponements, reschedulings or continuations thereof, the “Special General Meeting of the Shareholders” or “Meeting”) in accordance with Section 63(b)(2) of the Israeli Companies Law, 5759-1999 (the "Companies Law") no later than February 12, 2023. Since the Company unlawfully declined our request to convene, and has not timely convened, the Meeting as required by applicable law, the Proposing Shareholders, who collectively hold approximately 5.2% of the voting rights of the Company, hereby convene the Meeting in accordance with Section 64 of the Companies Law.

Notice is hereby given that the Special General Meeting of the Shareholders will be held at the offices of our outside Israeli counsel, Goldfarb Seligman, Law Offices, at Ampa Tower, 98 Yigal Alon Street, Tel Aviv 6789141, Israel, on Monday, March 20, 2023, at 16:00, Israel time, or at any adjournments, postponements, reschedulings or continuations thereof.

The Meeting is being called for the following purposes:

1.      To amend and restate Article 41 (Continuing Directors in the Event of Vacancies) of the Company’s Amended and Restated Articles of Association (the “Articles of Association” or the “Articles”), to allow shareholders to fill vacancies on the Board at a general meeting of shareholders of the Company;

2.      To amend and restate clause (f) of Article 42 (Vacation of Office) of the Articles of Association, to allow shareholders to remove directors by a simple majority at a general meeting of shareholders of the Company;

3.      To remove four current directors of the Company: Yoav Stern, the Company’s Chief Executive Officer and Chairman of the Board, Oded Gera, Igal Rotem and Dr. Yoav Nissan-Cohen, in addition to any and all new directors appointed by the Board (if any) following December 19, 2022 and until the conclusion of the Meeting; and

4.	To appoint two director nominees: Mr. Kenneth H. Traub and Dr. Joshua Rosensweig, to serve as directors of the Company.

Our Recommendation

We, the Proposing Shareholders, unanimously recommend that you vote in favor of all of the aforesaid proposals, which are described in more detail in the attached Proxy Statement.

Record Date

Shareholders of record at the close of business on February 20, 2023 (the “Record Date”) are entitled to notice of and to vote at the Meeting, either in person or by appointing a proxy to vote in their stead at the Meeting (as detailed below).

Required Vote and Voting Procedures

Each of proposals 1, 2, 3 and 4 (together, the “Proposals”) to be presented at the Meeting require the affirmative vote of shareholders present at the Meeting, in person or by proxy, and holding ordinary shares, par value New Israeli Shekels 5.00 each, of the Company (the “Ordinary Shares”) amounting in the aggregate to at least a majority of the votes actually cast by shareholders with respect to such Proposal.

How You Can Vote

Enclosed are a form of WHITE proxy card and a WHITE voting instruction form for the Meeting that are being solicited by the Proposing Shareholders. We are mailing copies of this notice and Proxy Statement and (i) the WHITE voting instruction form to holders of American Depositary Shares representing the Company’s Ordinary Shares of a nominal value of NIS 5.00 each (“ADS”) as of the Record Date and (ii) the WHITE proxy card to holders of the Company’s Ordinary Shares as of the Record Date, if any, and the Bank of New York Mellon, the depositary for the ADS, and we will solicit proxies primarily by mail and e-mail. The original solicitation of proxies by mail and e-mail may be further supplemented by solicitation by telephone, mail, e-mail and other means by certain of our officers, directors and employees (who will not receive additional compensation for these services) as well as by Okapi Partners LLC (“Okapi”), the external proxy solicitor we have engaged for this purpose. We will bear the cost of external solicitors and of the solicitation of the WHITE proxy card and WHITE voting instruction form, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of the ADS. However, it should be clarified that we intend to seek full reimbursement from the Company and/or the current serving members of the Board for all of our expenses in accordance with the provisions of Section 64(b) of the Companies Law.

The WHITE proxy card for use at the Meeting is attached to the Proxy Statement, and the WHITE voting instruction form, together with a return envelope, will be sent by us (or on our behalf) to holders of ADS. By appointing “proxies,” shareholders and ADS holders may vote at the Meeting whether or not they attend. If a properly executed WHITE proxy card in the attached form is delivered to Murchinson, in care of Okapi, at least four (4) hours prior to the Meeting, all of the Ordinary Shares represented by the proxy shall be voted as indicated on the form. Direct (also known as registered) ADS holders should return their voting instruction form by the date set forth therein to Murchinson, in care of Okapi, or, in the case of indirect holders of ADS that hold ADS beneficially through a bank, broker or other financial institution, to such ADS holder’s respective bank, broker or other financial institution.

Subject to applicable law and the rules of the Nasdaq Stock Market, in the absence of instructions, the Ordinary Shares or ADS represented by properly executed and received WHITE proxies or voting instruction forms (as applicable) will be voted “FOR” each Proposal to be presented at the Meeting for which we, the Proposing Shareholders, recommend a vote “FOR.”

Shareholders may revoke their proxies or voting instruction form (as applicable) in accordance with Section 9 of the Companies Law regulations (proxy and positions statements), by filing with Murchinson, in care of Okapi, a written notice of revocation or duly executed WHITE proxy or WHITE voting instruction form (as applicable) bearing a later date.

Shareholders holding Ordinary Shares may also (i) vote their shares in person at the Meeting by presenting a certificate of ownership that complies with the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meeting), 5760-2000, as amended, as proof of ownership of the shares on the Record Date, or (ii) send such certificate along with a duly executed WHITE proxy and including a copy of their identity card, passport or certification of incorporation, as the case may be, to Murchinson, in care of Okapi, not less than 48 hours prior to the Meeting. In addition, shareholders of record (other than the Bank of New York Mellon) can surrender their shares with the Bank of New York Mellon in order to convert such shares to ADS and vote as a holder of ADS, provided such shareholders of record complete such conversion and registration of said shares to ADS with the Bank of New York Mellon prior to the Record Date. ADS holders should return their proxies by the date set forth on their voting instruction card to the address below or to their broker, as applicable.

Sincerely,

Murchinson Ltd.

BPY Limited

Nomis Bay Ltd.

Boothbay Absolute Return Strategies, LP (pursuant to Power of Attorney granted to Murchinson Ltd.)

Boothbay Diversified Alpha Master Fund, LP. (pursuant to Power of Attorney granted to Murchinson Ltd.)

February 13, 2023

If you have any questions, require assistance in voting your WHITE voting instruction form/proxy card or voting via the internet or telephone, or need additional copies of the proxy materials, please call Okapi at the phone numbers listed below.

Okapi Partners LLC
1212 Avenue of the Americas, 17th Floor
New York, NY 10036

Call Toll-Free: (844) 202-7428
Banks and Brokerage Firms Call: (212) 297-0720
Email: info@okapipartners.com